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Filed pursuant to Rule 424(b)(5)
Registration No. 333-179813

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to completion, dated August 6, 2012.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated March 1, 2012)

8,800,000 Shares
Representing Limited Liability Company Interests

        We are offering to sell up to 8,800,000 shares representing limited liability company interests of Kinder Morgan Management, LLC. Our shares are listed on the New York Stock Exchange under the symbol "KMR." On August 3, 2012, the last reported sale price of our shares on the New York Stock Exchange was $75.54 per share.

        Investing in the shares involves risks. Please read the risk factors identified in the documents incorporated by reference herein for information regarding risks you should consider before investing in the shares.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to us before expenses	$	$

        We have granted the underwriters a 30-day option to purchase up to 1,320,000 shares on the same terms and conditions as set forth above.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus to which it relates. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares on or about August     , 2012.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch

The date of this prospectus supplement is August     , 2012.

        This document is in two parts. The first part is the prospectus supplement, which provides a brief description of our business and the specific terms of this share offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf or any other information to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus supplement and accompanying prospectus is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read "Risk Factors" and "Information Regarding Forward-Looking Statements" in our Annual Report on Form 10-K for the year ended December 31, 2011 and our subsequent Exchange Act reports for more information about important risks that you should consider before investing in the shares. Unless the context indicates otherwise, information presented in this prospectus supplement assumes the underwriters do not exercise their option to purchase additional shares. As used in this prospectus supplement and the accompanying prospectus, "we," "us" and "our" mean Kinder Morgan Management, LLC.

 Kinder Morgan Management, LLC

        We are a limited partner in Kinder Morgan Energy Partners, L.P. and manage and control its business and affairs. We hold no operating assets. The outstanding shares of the class of our shares that votes to elect our directors are owned by Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. Kinder Morgan G.P., Inc. has delegated to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, all of its rights and powers to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and its operating limited partnerships and their subsidiaries, subject to Kinder Morgan G.P., Inc.'s right to approve specified actions.

Kinder Morgan Energy Partners, L.P.

Business Description

        Kinder Morgan Energy Partners, L.P. is a limited partnership, formed in Delaware in August 1992, with its shares traded on the NYSE under the symbol "KMP." It is one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization. Since February 1997, when current management acquired its general partner, Kinder Morgan Energy Partners, L.P.'s operations have experienced significant growth, and its net income has increased from $17.7 million, for the year ended December 31, 1997, to $1.3 billion, for the year ended December 31, 2011.

        Kinder Morgan Energy Partners, L.P. focuses on providing fee-based services to customers, generally avoiding commodity price risks and maximizing the benefits of its characterization as a partnership for federal income tax purposes. Its operations are conducted through its subsidiary operating limited partnerships and their subsidiaries and are grouped into the following business segments:

  •
  Products Pipelines:  Consists of approximately 8,400 miles of products pipelines that deliver gasoline, diesel fuel, jet fuel and natural gas liquids to various markets; plus approximately 60 associated product terminals and petroleum pipeline transmix processing facilities serving customers across the United States;

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  Natural Gas Pipelines:  Consists of approximately 16,200 miles of natural gas transmission pipelines and gathering lines, plus natural gas storage, treating and processing facilities, through which natural gas is gathered, transported, stored, treated, processed and sold;

  •
  CO2:  Produces, markets and transports, through approximately 2,000 miles of pipelines, carbon dioxide, commonly called CO2, to oil fields that use CO2 to increase production of oil; owns interests in and/or operates eight oil fields in West Texas; and owns and operates a 450-mile crude oil pipeline system in West Texas;

  •
  Terminals:  Consists of approximately 115 owned or operated liquids and bulk terminal facilities and approximately 35 rail transloading and materials handling facilities located throughout the United States and portions of Canada, which together transload, store and deliver a wide variety of bulk, petroleum, petrochemical and other liquids products for customers across the United States and Canada; and

  •
  Kinder Morgan Canada:  Transports crude oil and refined petroleum products through over 2,500 miles of pipelines from Alberta, Canada to marketing terminals and refineries in British Columbia, the State of Washington and the Rocky Mountains and Central regions of the United States, plus five associated product terminal facilities.

        Kinder Morgan, Inc. agreed with the U.S. Federal Trade Commission to divest certain assets of Kinder Morgan Energy Partners, L.P. in order to receive regulatory approval for Kinder Morgan, Inc.'s acquisition of El Paso Corporation. The foregoing data is unadjusted for (1) the expected sale of such assets and (2) the Drop-Down Transaction referred to under "Related Matters—Drop-Down Transaction" below.

Business Strategy

        Kinder Morgan Energy Partners, L.P.'s strategy is to:

  •
  focus on stable, fee-based energy transportation and storage assets that are central to the energy infrastructure of growing markets within North America;

  •
  increase utilization of its existing assets while controlling costs, operating safely and employing environmentally sound operating practices;

  •
  leverage economies of scale from incremental acquisitions and expansions of assets that fit within its strategy and are accretive to cash flow; and

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  maximize the benefits of its financial structure to create and return value to its unitholders.

        Kinder Morgan Energy Partners, L.P. regularly considers and enters into discussions regarding potential acquisitions, including from Kinder Morgan, Inc. and its affiliates, and is currently contemplating potential acquisitions, as discussed below under "Related Matters." Any transaction with Kinder Morgan, Inc. or its affiliates would be subject to negotiation of mutually agreeable terms and conditions, receipt of fairness opinions and approval of the respective boards of directors. While there are currently no unannounced purchase agreements for the acquisition of any material business or assets, such transactions can be effected quickly, may occur at any time and may be significant in size relative to Kinder Morgan Energy Partners, L.P.'s existing assets or operations.

Related Matters

Drop-Down Transaction

        Kinder Morgan Energy Partners, L.P. has agreed to acquire 100% of Tennessee Gas Pipeline Company, L.L.C., or TGP, and a 50% interest in El Paso Natural Gas Company, or EPNG, from Kinder Morgan, Inc. in a transaction valued at approximately $6.22 billion, which we refer to as the Drop-Down Transaction. The consideration includes cash of approximately $3.49 billion and the issuance to Kinder Morgan, Inc. of Kinder Morgan Energy Partners, L.P. common units having an aggregate value of approximately $387 million. Kinder Morgan Energy Partners, L.P. also will assume approximately $1.8 billion of debt at TGP and approximately $560 million of debt at EPNG, which represents 50% of the total EPNG debt. The Drop-Down Transaction was approved on behalf of

Kinder Morgan Energy Partners, L.P. by the audit committees and the boards of directors of both us and the general partner of Kinder Morgan Energy Partners, L.P. following receipt of a fairness opinion from Greenhill & Co., Inc. It was approved by the independent members of the board of directors of Kinder Morgan, Inc. following receipt of a fairness opinion from Barclays Capital Inc. See "Underwriting—Conflicts of Interest." The Drop-Down Transaction is expected to close in August 2012 and be effective as of August 1, 2012.

        As previously announced, the assets that are the subject of the Drop-Down Transaction are intended to more than replace Kinder Morgan Energy Partners, L.P.'s FTC Natural Gas Pipelines disposal group, which are the assets it will divest pursuant to an agreement Kinder Morgan, Inc. reached with the U.S. Federal Trade Commission in order to receive regulatory approval for Kinder Morgan, Inc.'s acquisition of El Paso Corporation. Kinder Morgan Energy Partners, L.P. expects to complete these divestitures during the third quarter of 2012, and anticipates that the combination of the divestitures and the Drop-Down Transaction will be slightly accretive to Kinder Morgan Energy Partners, L.P.'s distributable cash flow in 2012 and accretive thereafter.

        Kinder Morgan Energy Partners, L.P. expects to fund the cash portion of the purchase price of the Drop-Down Transaction with borrowings under a new $2.0 billion credit facility and proceeds from equity and debt issuances. We will use all of the proceeds from this sale of shares to purchase i-units from Kinder Morgan Energy Partners, L.P., and Kinder Morgan Energy Partners, L.P. expects to use the proceeds from our purchase of such i-units to pay a portion of the purchase price for the Drop-Down Transaction. Kinder Morgan Energy Partners, L.P. may use proceeds from the divestitures referred to above, or from future offerings of equity or debt, to repay borrowings under the credit facility.

        TGP is a 13,900-mile pipeline system with a design capacity of approximately 7.5 billion cubic feet (Bcf) per day. It transports natural gas from Louisiana, the Gulf of Mexico and south Texas to the northeastern United States, including the metropolitan areas of New York City and Boston. EPNG is a 10,200-mile pipeline system with a design capacity of approximately 5.6 Bcf/day. It transports natural gas from the San Juan, Permian and Anadarko basins to California, other western states, Texas and northern Mexico. Combined, TGP and EPNG have more than 200 Bcf of working natural gas storage capacity.

Offices

        Our principal executive offices are located at 500 Dallas Street, Suite 1000, Houston, Texas 77002, and the telephone number at this address is (713) 369-9000.

The Offering

Shares Offered by Kinder Morgan Management, LLC	8,800,000 shares, assuming the underwriters' option to purchase additional shares is not exercised.
Shares Outstanding after the Offering (based on the number of shares outstanding on August 3, 2012)	110,377,509 shares if the underwriters' option to purchase additional shares is not exercised. If the underwrtiers' option to purchase additional shares is exercised in full:
• 1,320,000 additional shares will be issued; and
• 111,697,509 shares will be outstanding.
New York Stock Exchange Trading Symbol	KMR
Use of Proceeds

We estimate that we will receive approximately $       million from the sale of shares, or $       million if the underwriters' option to purchase additional shares is exercised in full, in each case, after deducting the underwriting discount and our estimated offering expenses. We will use all of the proceeds from the sale of shares pursuant to this prospectus supplement to purchase a corresponding number of i-units from Kinder Morgan Energy Partners, L.P., and Kinder Morgan Energy Partners, L.P. intends to use the proceeds from our purchase of such i-units to pay a portion of the purchase price for the Drop-Down Transaction. Depending on the timing of the closing of the Drop-Down Transaction, Kinder Morgan Energy Partners, L.P. may invest proceeds in short-term marketable securities or use proceeds to repay its commercial paper debt and/or for general partnership purposes. See "Use of Proceeds" in this prospectus supplement.

Timing of Quarterly Distributions

We make distributions on our shares on a quarterly basis. The distributions are in the form of additional shares. We generally pay distributions on our shares within 45 days following each March 31, June 30, September 30 and December 31. We will declare and pay the first distribution payable to purchasers of the shares offered by this prospectus supplement in the fourth quarter of 2012. Purchasers of these shares will be entitled to that distribution if they own such shares on the record date to be established for that distribution. The amount of the distribution is generally calculated by dividing the Kinder Morgan Energy Partners, L.P. cash distribution on each of its common units by the average closing price of our shares on the NYSE for the 10 trading days prior to the ex-dividend date of our shares. See "Price Range of Shares and Distributions" in this prospectus supplement and "Description of Our Shares—Distributions" in the accompanying prospectus for further information about our distribution policy.

Risk Factors

An investment in our shares involves risks. Please read "Risk Factors" and "Information Regarding Forward-Looking Statements" in the Annual Reports on Form 10-K for the year ended December 31, 2011 and the subsequently filed Exchange Act reports that we, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. have filed with the SEC. Realization of any of these risks or adverse results from the listed matters could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Conflicts of Interest

Depending on the timing of the closing of the Drop-Down Transaction, Kinder Morgan Energy Partners, L.P. may use the proceeds received from our purchase of i-units to repay its commercial paper debt. Affiliates of several of the underwriters may hold such commercial paper debt and may receive proceeds from this offering. See "Underwriting—Conflicts of Interest."

USE OF PROCEEDS

        We estimate that we will receive approximately $         million from the sale of shares, or $         million if the underwriters' option to purchase additional shares is exercised in full, in each case, after deducting the underwriting discount and our estimated offering expenses.

        We will use all the proceeds from the sale of shares pursuant to this prospectus supplement to purchase a corresponding number of i-units from Kinder Morgan Energy Partners, L.P. Kinder Morgan Energy Partners, L.P. intends to use the proceeds from our purchase of such i-units to pay a portion of the purchase price for the Drop-Down Transaction. Depending on the timing of the closing of the Drop-Down Transaction, Kinder Morgan Energy Partners, L.P. may invest proceeds in short-term marketable securities or use proceeds to repay its commercial paper debt and/or for general partnership purposes. As of August 3, 2012, the weighted average interest rate on the short-term commercial paper debt that could be retired was approximately 0.399% and Kinder Morgan Energy Partners, L.P.'s outstanding commercial paper balance was approximately $341 million. Affiliates of several of the underwriters may hold such commercial paper debt and may receive proceeds from this offering. See "Underwriting—Conflicts of Interest."

PRICE RANGE OF SHARES AND DISTRIBUTIONS

        The following table sets forth, for the periods indicated, the high and low sale prices per share, as reported on the New York Stock Exchange, the principal market in which the shares are traded, and the amount of share distributions declared per share and equivalent distribution value per share in respect of the periods indicated.

	Price Range			Equivalent Distribution Value Per Share(a)
			Share Distributions
	High	Low
2012
Third Quarter (through August 3, 2012)	$80.94	$72.57
Second Quarter	76.72	68.00		$1.23
First Quarter	81.93	73.80	0.016044	1.20
2011
Fourth Quarter	78.68	55.81	0.014863	1.16
Third Quarter	66.86	54.07	0.017579	1.16
Second Quarter	68.74	61.80	0.017895	1.15
First Quarter	67.56	62.18	0.017102	1.14
2010
Fourth Quarter	67.00	60.21	0.017393	1.13
Third Quarter	61.72	55.08	0.017844	1.11
Second Quarter	61.00	50.67	0.018336	1.09
First Quarter	58.97	52.13	0.017863	1.07

(a)
This is the cash distribution per common unit declared by Kinder Morgan Energy Partners, L.P. for the quarter indicated and is used to calculate our distribution of shares as discussed below. Because of this calculation, the market value of the shares distributed on the date of distribution may be less or more than the cash distribution per common unit of Kinder Morgan Energy Partners, L.P.

        The last reported sale price of the shares on the New York Stock Exchange on August 3, 2012 was $75.54 per share.

        We will pay the first distribution on the shares offered by this prospectus supplement in the fourth quarter of 2012.

        Except in connection with our liquidation, we do not pay distributions on our shares in cash. Instead, we make distributions on our shares in additional shares and fractions of shares. The amount of the distribution is generally calculated by dividing the Kinder Morgan Energy Partners, L.P. cash distribution on each of its common units by the average closing price of our shares on the NYSE for the 10 trading days prior to the ex-dividend date of our shares. See "Description of Our Shares—Distributions" in the accompanying prospectus.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The tax consequences to you of an investment in our shares will depend in part on your own tax circumstances. For a discussion of the principal U.S. federal income tax consequences associated with the purchase, ownership and disposition of our shares, please read "Material U.S. Federal Income Tax Consequences" beginning on page 20 of the accompanying prospectus. Please also read the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2011, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the tax risks related to purchasing and owning our shares. You are urged to consult your own tax advisor about the U.S. federal, state, foreign and local tax consequences particular to your circumstances.

Withholdable Payments to Foreign Entities and Other Foreign Entities

        Legislation enacted in 2010 will impose withholding taxes on certain types of payments made to "foreign financial institutions" (defined broadly to include hedge funds, private equity funds, mutual funds, securitization vehicles or other investment vehicles) and certain other non-U.S. entities. Under this legislation, the failure to comply with certain certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our shares paid to a foreign financial institution or to a foreign non-financial entity unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or U.S. owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Although this legislation, as enacted, applies to payments made after December 31, 2012, the Treasury and the IRS have issued administrative guidance indicating that they plan to issue Treasury Regulations that will delay the effective date of the withholding regime so that withholding will only apply to payments made after December 31, 2013 (in the case of dividend payments) and December 31, 2014 (in the case of disposition proceeds). Proposed Treasury Regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our shares.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, between us and the underwriters named below, for whom Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunners and representatives, we have agreed to sell to each of the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from us, the number of shares set forth opposite their respective names below:

Underwriter	Number of Shares
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	8,800,000

        If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the shares in the offering if any are purchased. The conditions contained in the underwriting agreement include requirements generally to the effect that:

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there has been no material adverse change in our condition or in the financial markets; and

  •
  we deliver the customary closing documents to the underwriters.

Underwriting Discount and Expenses

        The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers, which may include the underwriters, at such price less a selling concession not in excess of $      per share. After the offering, the underwriters may change the offering price and other selling terms.

        The following table summarizes the compensation to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option to purchase additional shares. The underwriting discount is the difference between the public offering price and the amount the underwriters pay us to purchase the shares from us.

	Per Share	Without Option	With Option
Public Offering Price	$	$	$
Underwriting Discount
Proceeds, before expenses, to us

        We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $250,000.

Option to Purchase Additional Shares

        We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase, in whole or in part, up to an aggregate of 1,320,000 shares at the public offering price less underwriting discount. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Ups Agreements

        Kinder Morgan Energy Partners, L.P., Kinder Morgan Management, LLC, Kinder Morgan G.P., Inc. and their respective directors and executive officers, and Kinder Morgan, Inc. have agreed with the underwriters not to, subject to limited exceptions, directly or indirectly, sell, offer, pledge or otherwise dispose of any of our shares or Class B units or common units representing limited partner interests of Kinder Morgan Energy Partners, L.P. ("common units") or any securities substantially similar to, convertible into or exchangeable or exercisable for our shares, Class B units or common units or enter into any derivative transaction with similar effect as a sale of our shares, Class B units or common units for a period of 45 days after the date of this prospectus supplement without the prior written consent of Barclays Capital Inc. The restrictions described in this paragraph do not apply to any sale by Kinder Morgan Energy Partners, L.P. of i-units to us. The restrictions also do not apply to the sale of our shares to the underwriters, to any existing employee benefit plans, share option plans or compensation plans, to gifts of our shares or common units by directors and executive officers (so long as any recipient of a gift executes and delivers to the underwriters a lock-up agreement substantially similar to that executed by the donor for the remaining period of the lock-up) or to the acquisition of assets, businesses or the capital stock or other ownership interests of businesses by any such entities in exchange for our shares, Class B units or common units or securities substantially similar to convertible or exchangeable into or exercisable for our shares, Class B units or common units.

        Barclays Capital Inc., in its discretion, may release the shares, Class B units and common units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release shares, Class B units or common units from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the requesting party's reasons for requesting the release, the number of shares, Class B units or common units for which the release is being requested, and market conditions at the time.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in respect of these liabilities.

Listing

        Our shares are traded on the New York Stock Exchange under the symbol "KMR."

Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares in accordance with Regulation M under the Securities Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Overallotment transactions involve sales by the underwriters of the shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by either exercising their overallotment option and/or purchasing the shares in the open market.

  •
  Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. If the underwriters sell more shares than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover a syndicate short position.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of the shares. As a result, the price of the shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus supplement and accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the website of any underwriter, selling group member or affiliate and any information contained in any other website maintained by any underwriter, selling group member or affiliate is not part of the prospectus supplement and accompanying prospectus or the registration statement of which this prospectus supplement and accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Conflicts of Interest

        Certain of the underwriters and their related entities have, from time to time, engaged in commercial and investment banking transactions with us and our affiliates and provided financial advisory services for us and our affiliates in the ordinary course of their business, and may do so in the future. In particular, Barclays Capital Inc. was engaged by Kinder Morgan, Inc. to act as its financial advisor and to render, and has rendered, an opinion (based upon and subject to the qualifications, limitations and assumptions stated therein) to Kinder Morgan, Inc.'s board of directors in connection with the Drop-Down Transaction. Additionally, affiliates of several of the underwriters are lenders and agents under Kinder Morgan Energy Partners, L.P.'s revolving bank credit facility and/or the credit facilities of our affiliates. Further, affiliates of each of the underwriters are lenders under Kinder

Morgan Energy Partners, L.P.'s new $2.0 billion bridge credit facility that is expected to be used to fund a portion of the Drop-Down Transaction. Underwriters and their related entities have received and in the future will receive customary compensation, indemnification and expense reimbursement for these commercial and investment banking transactions and financial advisory services.

        Affiliates of the underwriters may hold commercial paper debt of Kinder Morgan Energy Partners, L.P. These affiliates will receive their respective share of any repayment by Kinder Morgan Energy Partners, L.P. of its outstanding commercial paper debt from the proceeds from the sale of its i-units. Because of the manner in which the net proceeds from this offering may be indirectly used, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no qualified independent underwriter is required, because a bona fide public market exists in our shares, as that term is defined in the rule. The underwriters will not confirm sales of our shares to any account over which they exercise discretionary authority without the prior written consent of the customer.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Jurisdictions Outside the United States

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares or possession or distribution in that jurisdiction of this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

 VALIDITY OF THE SHARES

        The validity of the shares we are offering will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the shares will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas. Andrews Kurth LLP performs legal services for us and our affiliates from time to time unrelated to the offering of our shares.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) of Kinder Morgan Management, LLC, incorporated in this prospectus supplement by reference to its Annual Report on Form 10-K for the year ended December 31, 2011, and its Current Report on Form 8-K filed on May 4, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) of Kinder Morgan Energy Partners, L.P., incorporated in this prospectus supplement by reference to its Annual Report on Form 10-K for the year ended December 31, 2011, and its Current Report on Form 8-K filed on May 1, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) of Kinder Morgan, Inc., incorporated in this prospectus supplement by reference to its Annual Report on Form 10-K for the year ended December 31, 2011, and its Current Report on Form 8-K filed on May 7, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Shares Representing Limited Liability Company Interests

        We may from time to time, in one or more offerings, offer and sell an unlimited number of our shares representing limited liability company interests (referred to as "shares") under this prospectus.

        In addition, selling shareholders to be identified in one or more supplements to this prospectus may from time to time, in one or more offerings, offer and sell an unlimited number of our shares. We will not receive any proceeds from any shares sold by selling shareholders.

        We or the selling shareholders may offer and sell our shares in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of our shares and the general manner in which we or the selling shareholders will offer our shares. The specific terms of any offering of shares by us or the selling shareholders will be included in a supplement to this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may be used to offer and sell shares only if accompanied by a prospectus supplement. We urge you to read this prospectus and the applicable prospectus supplement carefully before you invest. You should also read the documents we refer to in the section entitled "Where You Can Find More Information" in this prospectus.

        Our shares are traded on the New York Stock Exchange under the symbol "KMR."

        Investing in our shares involves risks. See the risk factors identified in the documents incorporated by reference herein for information regarding risks you should consider before investing in the shares. Also, please read the section entitled "Information Regarding Forward-Looking Statements" in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2012.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. The respective business, financial condition, results of operations and prospects of Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 jointly filed by us, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. with the SEC under the Securities Act using a shelf registration process. Using this shelf registration process, we and selling shareholders may, from time to time, in one or more offerings, offer and sell an unlimited number of our shares. This prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us, Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. and the securities to be sold, please refer to the information below and to the registration statement and the exhibits that are a part of the registration statement.

        Each time we or selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us or selling shareholders in that offering. The prospectus supplement may also add, update or change information in this prospectus.

        As used in this prospectus, the terms "we," "us," "our" and "KMR" refer to Kinder Morgan Management, LLC; the term "KMP" refers to Kinder Morgan Energy Partners, L.P.; and the term "KMI" refers to Kinder Morgan, Inc. and, unless the context otherwise indicates, all of such terms include their respective consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We, KMP and KMI file annual, quarterly and special reports and other information with the SEC. The SEC allows us, KMP and KMI to incorporate by reference information we and they file with it, which means that important information can be disclosed to you by referring you to those documents. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this prospectus, and information that we, KMP and KMI file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this prospectus. We, KMP and KMI incorporate by reference the following documents and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the completion of the sale of securities offered hereby:

Kinder Morgan Management, LLC SEC Filings (File No. 1-16459)	Period/File Date
Annual Report on Form 10-K	Year ended December 31, 2011
Registration Statement on Form 8-A/A	Filed on March 1, 2012

Kinder Morgan Energy Partners, L.P. SEC Filings (File No. 1-11234)	Period/File Date
Annual Report on Form 10-K	Year ended December 31, 2011

Kinder Morgan, Inc. SEC Filings (File No. 1-35081)	Period/File Date
Annual Report on Form 10-K	Year ended December 31, 2011
Current Reports on Form 8-K	Filed on February 16, 2012 and February 28, 2012

        The SEC maintains an Internet web site that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find information we, KMP and KMI file with the SEC by reference to our respective names or to our respective SEC file numbers referenced above. You also may read and copy any document we, KMP and KMI file with the SEC at the SEC's public reference room located at:

    100 F Street, N.E., Room 1580
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. Our, KMP's and KMI's SEC filings are also available to the public through the New York Stock Exchange, on which our shares, KMP's common units and KMI's common stock are listed, at 20 Broad Street, New York, New York 10005.

        In addition, in connection with KMI's proposed acquisition of El Paso Corporation described under "Kinder Morgan—Kinder Morgan, Inc." below, the following information is incorporated by reference:

  •
  the financial statements and supplementary data and financial statement schedule included under Item 8 and Item 15(c) of El Paso's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC; and

  •
  the financial statements included under Part I, Item 1 of any Quarterly Reports on Form 10-Q El Paso subsequently files with the SEC.

You may obtain copies of these El Paso documents through the SEC's EDGAR System referred to above by reference to El Paso's corporate name or its SEC file number, 1-14365.

        We will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

    Kinder Morgan Management, LLC
    Investor Relations Department
    500 Dallas Street, Suite 1000
    Houston, Texas 77002
    (713) 369-9000

        The information concerning KMP, KMI and El Paso contained or incorporated by reference in this prospectus has been provided by KMP, KMI and El Paso, respectively.

KINDER MORGAN

Kinder Morgan Management, LLC

        We are a limited liability company, formed in Delaware in February 2001, that has elected to be treated as a corporation for United States federal income tax purposes. Our shares trade on the NYSE under the symbol "KMR." We are a limited partner in KMP and manage and control its business and affairs. The outstanding shares of the class that votes to elect our directors are owned by Kinder Morgan G.P., Inc., the general partner of KMP. Kinder Morgan G.P., Inc. has delegated to us, to the fullest extent permitted under Delaware law and the KMP partnership agreement, all of its rights and powers to manage and control the business and affairs of KMP and its subsidiary operating limited partnerships and their subsidiaries, subject to Kinder Morgan G.P., Inc.'s right to approve specified actions.

Kinder Morgan Energy Partners, L.P.

        KMP is a limited partnership, formed in Delaware in August 1992, with its common units traded on the NYSE under the symbol "KMP." KMP is one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization. Its operations are conducted through its subsidiary operating limited partnerships and their subsidiaries and are grouped into the following business segments: Products Pipelines, Natural Gas Pipelines, CO2, Terminals and Kinder Morgan Canada.

Kinder Morgan, Inc.

        KMI is a publicly-traded Delaware corporation, with its common stock traded on the NYSE under the symbol "KMI." KMI is a leading pipeline transportation and energy storage company in North America and owns an interest in or operates more than 37,000 miles of pipeline and 180 terminals. KMI owns the general partner interest of, and a significant limited partner interest in, KMP. KMI also owns a significant number of our shares. Under the terms of an agreement, which is part of our limited liability company agreement, upon the occurrence of specified mandatory purchase events, KMI will be required to purchase for cash all of our shares that it and its affiliates do not own.

        On October 16, 2011, KMI and El Paso Corporation, referred to as "El Paso," announced a definitive agreement whereby KMI will acquire all of the outstanding shares of El Paso. El Paso owns North America's largest interstate natural gas pipeline system, one of North America's largest independent exploration and production companies and an emerging midstream business. El Paso also owns a 42 percent limited partner interest and the 2 percent general partner interest in El Paso Pipeline Partners, L.P., referred to as "EPB." The combined enterprise, including the associated master limited partnerships, KMP and EPB, will represent the largest natural gas pipeline network in the United States, the largest independent transporter of petroleum products in the United States, the largest transporter of CO2 in the United States, the second largest oil producer in Texas and the largest independent terminal owner/operator in the United States. Completion of the transaction is subject to the approval of both KMI's and El Paso's shareholders, as well as the receipt of customary regulatory approvals.

Principal Offices

        The address of KMR's, KMP's and KMI's principal executive offices is 500 Dallas Street, Suite 1000, Houston, Texas 77002, and the telephone number at this address is (713) 369-9000.

Organizational Structure

        The following chart depicts the current organizational structure of KMR, KMP and KMI.

 USE OF PROCEEDS

        We will use all the net proceeds from the sale of shares we are offering to purchase i-units from KMP. Unless otherwise set forth in a prospectus supplement, KMP intends to use the proceeds it receives from our purchases of i-units for general partnership purposes. This may include, among other things, additions to working capital, repayment of existing indebtedness or other partnership obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, KMP may initially invest funds in short-term marketable securities or apply them to the reduction of indebtedness.

        We will not receive any proceeds from any sale of shares offered by selling shareholders.

DESCRIPTION OF OUR SHARES

Number of Shares

        Pursuant to our limited liability company agreement, all of our voting shares are held by Kinder Morgan G.P., Inc. The shares offered pursuant to this prospectus are the same class we have previously sold to the public, which we call our listed shares, and do not entitle owners of such shares to vote on the election of our directors. Other than our voting shares, as of January 31, 2012, we had 98,509,387 listed shares outstanding, including approximately 14,055,425 listed shares held by KMI and its controlled affiliates. Our limited liability company agreement does not limit the number of shares we may issue.

Where Shares are Traded

        Except for our voting shares, all of which are held by Kinder Morgan G.P., Inc., our outstanding shares are listed on the New York Stock Exchange under the symbol "KMR." The shares we will issue in this offering will also be listed on the NYSE.

General

        The following is a summary of the principal documents which relate to our shares, as well as documents which relate to the KMP i-units that we own and that will be purchased by us upon completion of an offering of our shares. Copies of those documents are on file with the SEC. See "Where You Can Find More Information" for information on how to obtain copies. You should refer to the provisions of each of the following agreements because they, and not this summary, will govern your rights as a holder of our shares. These agreements include:

  •
  our limited liability company agreement, which provides for the issuance of our shares, distributions and limited voting rights attributable to our shares and which establishes the rights, obligations and limited circumstances for the mandatory or optional purchase of our shares by KMI as provided in the KMI purchase provisions;

  •
  the KMI purchase provisions, which are part of our limited liability company agreement and which provide for the optional or mandatory purchase of our shares in the limited circumstances set forth in our limited liability company agreement;

  •
  the KMI tax indemnification agreement, which provides that KMI will indemnify us for any tax liability attributable to our formation or our management and control of the business and affairs of KMP and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes;

  •
  the KMP limited partnership agreement, which establishes the i-units as a class of limited partner interest in KMP and specifies the relative rights and preferences of the i-units; and

  •
  the delegation of control agreement among us, Kinder Morgan G.P., Inc. and KMP and its operating partnerships, which delegates to us, to the fullest extent permitted under Delaware law and the KMP partnership agreement, the power and authority to manage and control the business and affairs of KMP and its operating partnerships, subject to Kinder Morgan G.P., Inc.'s right to approve specified actions.

Distributions

        Under the terms of our limited liability company agreement, except in connection with our liquidation, we do not pay distributions on our shares in cash. Instead, we make distributions on our shares in additional shares or fractions of shares. At the same time that KMP makes any cash distribution on its common units, we distribute on each of our shares that fraction of a share determined by dividing the amount of the cash distribution to be made by KMP on each common unit by the average market price of a share determined for the ten consecutive trading days immediately prior to the ex-dividend date for our shares.

        KMP distributes an amount equal to 100% of its available cash to its unitholders of record on the applicable record date and the general partner within approximately 45 days after the end of each quarter. Available cash is generally, for any calendar quarter, all cash received by KMP from all sources less all of its cash disbursements and net additions to reserves.

        The KMP partnership agreement provides for distributions to the extent of available cash to common unitholders, Class B unitholders and the general partner in cash and to us in additional i-units except in the event of a liquidation or dissolution. Therefore, generally, non-liquidating distributions will be made in cash to owners of common units, Class B units and the general partner and in additional i-units to us.

        We also will distribute to owners of our shares additional shares if owners of common units receive a cash distribution or other cash payment on their common units other than a regular quarterly distribution. In that event, we will distribute on each share that fraction of a share determined by dividing the cash distribution declared by KMP on each common unit by the average market price of a share determined for a ten consecutive trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.

        Our limited liability company agreement provides that a shareholder's right to a distribution that has been declared (or for which a record date has been set) but that has not yet been made ceases on the purchase date if the funds for KMI's optional or mandatory purchase of the shares are deposited with the transfer agent and the notice of purchase has been given.

        There is no public market for trading fractional shares. We issue fractional shares in payment of the distribution to owners of our shares. No fraction of a share can be traded on any exchange on which our shares are traded until a holder acquires the remainder of the fraction and has a whole share.

        The term average market price is used above in connection with the share distributions and it is used below in connection with the optional and mandatory purchase of our shares. When we refer to the average market price of a share or a common unit, we mean the average closing price of a share or common unit during the ten consecutive trading days prior to the determination date but not including that date, unless a longer or shorter number of trading days is expressly noted.

        The closing price of securities on any day means:

  •
  for securities listed on a national securities exchange, the last sale price for that day, regular way, or, if there are no sales on that day, the average of the closing bid and asked prices for that day, regular way, in either case as reported in the principal composite transactions reporting system for the principal national securities exchange on which the securities are listed;

  •
  if the securities are not listed on a national securities exchange

  •
  the last quoted price on that day, or, if no price is quoted, the average of the high bid and low asked prices on that day, each as reported by NASDAQ;

  •
  if on that day the securities are not so quoted, the average of the closing bid and asked prices on that day furnished by a professional market maker in the securities selected by our board of directors in its sole discretion (or, in the cases of mandatory or optional purchases, by the board of directors of KMI); or

    •
    if on that day no market maker is making a market in the securities, the fair value of the securities as determined by our board of directors in its sole discretion (or, in the cases of mandatory or optional purchases, by the board of directors of KMI).

        A trading day for securities means a day on which:

  •
  the principal national securities exchange on which the securities are listed is open for business, or

  •
  if the securities are not listed on any national securities exchange, a day on which banking institutions in New York, New York generally are open.

        Distributions are made in accordance with the New York Stock Exchange's distribution standards.

Limited Voting Rights

        The shares offered pursuant to this prospectus are the same class we have previously sold to the public, and do not entitle owners of such shares to vote on the election of our directors. Kinder Morgan G.P., Inc. owns all shares eligible to elect our directors and elects all of our directors. Owners of our shares are entitled to vote on the specified matters described under the following caption.

        Actions Requiring Vote of Owners of Our Shares.    Our limited liability company agreement provides that we will not, without the approval of a majority of the shares owned by persons other than KMI and its affiliates, amend, alter or repeal any of the provisions of our limited liability company agreement, including the KMI purchase provisions, the KMI tax indemnification agreement or the delegation of control agreement, in a manner that materially adversely affects the preferences or rights of the owners of our shares as determined in the sole discretion of our board of directors, or reduces the time for any notice to which the holders of our shares may be entitled, except as provided below under "Actions Not Requiring the Vote of Holders."

        Under the terms of KMP's partnership agreement, the i-units it issues to us are entitled to vote on all matters on which the common units are entitled to vote. We will submit to a vote of our shareholders any matter submitted to us by KMP for a vote of i-units. We will vote our i-units in the same way that our shareholders vote their shares for or against a matter, including non-votes or abstentions. In general, the i-units, common units and Class B units will vote together as a single class, with each i-unit, common unit and Class B unit having one vote. The i-units vote separately as a class on:

  •
  amendments to the KMP partnership agreement that would have a material adverse effect on the rights or preferences of holders of the i-units in relation to the other outstanding classes of units;

  •
  the approval of the withdrawal of Kinder Morgan G.P., Inc. as the general partner of KMP in some circumstances; and

  •
  the transfer to a non-affiliate by Kinder Morgan G.P., Inc. of all its interest as a general partner of KMP.

        Our limited liability company agreement also provides that we will not, without the approval of a majority of our shares owned by persons other than KMI and its affiliates, take an action that we have covenanted not to take without shareholder approval, as summarized below, or issue any shares of classes other than the two classes of shares that are currently outstanding.

        Limitations on Voting Rights of KMI and its Affiliates.    The shares owned by KMI and its affiliates, generally, are entitled to vote on any matter submitted to us as the owner of i-units. Shares owned by KMI or its affiliates will not, however, be entitled to vote on the matters described below when submitted to a vote of shareholders to determine how the i-units should be voted as long as KMI or its affiliates owns our voting shares:

  •
  any matters on which the i-units vote as a separate class;

  •
  a proposed removal of the general partner of KMP;

  •
  some proposed transfers of all of the general partner's interest as the general partner of KMP and the admission of any successor transferee as a successor general partner; and

  •
  a proposed withdrawal of the general partner of KMP in some circumstances.

        When any shares, including voting shares, owned by KMI and its affiliates are not entitled to vote as described above, they will be treated as not outstanding. Therefore, they will not be included in the numerator of the number of shares voting for approval or the denominator of the number of shares outstanding in determining whether the required percentage has been voted to approve a matter. Similarly, a number of i-units equal to the number of our shares, including voting shares, owned by KMI and its affiliates will be treated as not being outstanding and will not be included in the numerator or denominator in determining if the required percentage of i-units or total units has been voted to approve a matter.

        Limitations on Voting Rights of 20% or More Holders.    A person or group owning 20% or more of the aggregate number of issued and outstanding common units and shares is not entitled to vote its shares. Therefore, such shares will not be included in the numerator of the number of shares voting for approval or the denominator of the numbers of shares outstanding in determining whether the required percentage has been voted to approve a matter. This limitation does not apply to KMI and its affiliates, including Kinder Morgan G.P., Inc., although, as described above, there are a number of matters on which KMI and its affiliates may not vote.

        Actions Not Requiring the Vote of Holders.    The relevant agreements provide that notwithstanding the voting provisions described above, we may make changes in the terms of our shares, our limited liability company agreement (including the purchase provisions), the tax indemnification agreement and the delegation of control agreement without any approval of holders of our shares, in order to meet the requirements of applicable securities and other laws and regulations and exchange rules, to effect the intent of the provisions of the limited liability company agreement and to make other changes which our board of directors determines in its sole discretion will not have a material adverse effect on the preferences or rights associated with our shares or reduce the time for any notice to which the holders of our shares may be entitled. The agreements provide that we are also permitted, in the good faith discretion of our board of directors, to amend the terms of the shares and these agreements without the approval of holders of shares to accommodate the assumption of the obligations of KMI by a person, other than KMI and its affiliates, who becomes the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of KMP in a transaction that does not constitute a mandatory purchase event but that requires the vote of the holders of the outstanding common units and shares, or to accommodate changes resulting from a merger, recapitalization, reorganization or similar transaction involving KMP which in each case does not constitute a mandatory purchase event but that requires the vote of the holders of the outstanding common units and shares. We believe that amendments made pursuant to these agreements, except in some cases in the context of a merger, recapitalization, reorganization or similar transaction, would not be significant enough to constitute the issuance of a new security; but, if an amendment constituted the issuance of a new security, we would have to register the issuance of the securities with the SEC or rely on an exemption from registration.

Anti-Dilution Adjustments

        The partnership agreement of KMP provides that KMP will adjust proportionately the number of i-units held by us through the payment to us of an i-unit distribution or by causing an i-unit subdivision, split or combination if various events occur, including:

  •
  the payment of a common unit distribution on the common units; and

  •
  a subdivision, split or combination of the common units.

        Our limited liability company agreement provides that the number of all of our outstanding shares, including the voting shares, shall at all times equal the number of i-units we own. If there is a change in the number of i-units we own, we will make to all our shareholders a share distribution or effect a share split or combination to provide that at all times the number of shares outstanding equals the number of i-units we own. Through the combined effect of the provisions in the KMP partnership agreement and the provisions of our limited liability company agreement, the number of outstanding shares and i-units always will be equal.

Covenants

        Our limited liability company agreement provides that our activities will be limited to being a limited partner in, and controlling and managing the business and affairs of, KMP and its operating partnerships and engaging in any lawful business, purpose or activity related thereto. It also includes provisions that are intended to maintain a one-to-one relationship between the number of i-units we own and our outstanding shares, including provisions:

  •
  prohibiting our sale, pledge or other transfer of i-units;

  •
  prohibiting our issuance of options, warrants or other securities entitling the holder to subscribe for or purchase our shares;

  •
  prohibiting us from borrowing money or issuing debt;

  •
  prohibiting a liquidation, merger or recapitalization or similar transactions involving us; and

  •
  prohibiting our purchase of any of our shares, including voting shares.

        Under the terms of the KMP partnership agreement, KMP agrees that it will not:

  •
  except in liquidation, make a distribution on an i-unit other than in additional i-units or a security that has in all material respects the same rights and privileges as the i-units;

  •
  make a distribution on a common unit other than in cash, in additional common units or a security that has in all material respects the same rights and privileges as the common units;

  •
  allow an owner of common units to receive any consideration other than cash, common units or a security that has in all material respects the same rights and privileges as the common units, or allow us, as the owner of the i-units, to receive any consideration other than i-units or a security that has in all material respects the same rights and privileges as the i-units in a:

  •
  merger in which KMP is not the survivor, if the unitholders of KMP immediately prior to the transaction own more than 50% of the residual common equity securities of the survivor immediately after the transaction;

  •
  merger in which KMP is the survivor, if the unitholders of KMP immediately prior to the transaction own more than 50% of the limited partner interests in KMP immediately after the transaction; or

  •
  recapitalization, reorganization or similar transaction;

  •
  be a party to a merger in which KMP is not the survivor, sell substantially all of its assets to another person or enter into similar transactions if:

  •
  the survivor of the merger or the other person is to be controlled by KMI or its affiliates after the transaction; and

  •
  the transaction would be a mandatory purchase event;

  •
  make a tender offer for common units unless the consideration:

  •
  is exclusively cash; and

  •
  together with any cash payable in respect of any tender offer by KMP for the common units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all owners of common units made within the preceding 360-day period is less than 12% of the aggregate average market value of all classes of units of KMP determined on the trading day immediately preceding the commencement of the tender offer; or

  •
  issue any of its i-units to any person other than us.

        The KMP partnership agreement provides that when any cash is to be received by a common unitholder as a result of a consolidation or merger of KMP with or into another person, other than a consolidation or merger in which KMP is a survivor and which does not result in any reclassification, conversion, exchange or cancellation of outstanding common units, or as a result of the sale or other disposition to another person of all or substantially all of the assets of KMP, that payment will require KMP to issue additional i-units or fractions of i-units to us except in liquidation. The distribution of additional i-units or fractions of i-units will be equal to the cash distribution on each common unit divided by the average market price of one of our shares determined for a consecutive ten day trading period ending immediately prior to the effective date of the transaction. This will result in us also issuing an equal number of shares to the holders of our shares.

Optional Purchase

        The KMI purchase provisions, which are part of our limited liability company agreement, provide that if at any time KMI and its affiliates own 80% or more of our outstanding shares, then KMI has the right, but not the obligation, to purchase for cash all of our outstanding shares that KMI and its affiliates do not own. KMI can exercise its right to make that purchase by delivering notice to the transfer agent for the shares of its election to make the purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to cause the transfer agent to mail the notice of the purchase to the record holders of the shares.

        The price at which KMI may make the optional purchase is equal to 110% of the higher of:

  •
  the average market price for the shares for the ten consecutive trading days ending on the fifth trading day prior to the date the notice of the purchase is given; and

  •
  the highest price KMI or its affiliates paid for the shares during the 90 day period ending on the day prior to the date the notice of purchase is given.

        The KMI purchase provisions, which are a part of our limited liability company agreement, and KMP's partnership agreement each provides that if at any time KMI and its affiliates own 80% or more of the outstanding common units and the outstanding shares on a combined basis, then KMI has the right to purchase all of our shares that KMI and its affiliates do not own, but only if the general partner of KMP, elects to purchase all of the common units that KMI and its affiliates do not own. The price at which KMI and the general partner may make the optional purchase is equal to the highest of:

  •
  the average market price of our shares or the common units, whichever is higher, for the 20 consecutive trading days ending five days prior to the date on which the notice of the purchase is given; and

  •
  the highest price KMI or its affiliates paid for such shares or common units, whichever is higher, during the 90-day period ending on the day prior to the date the notice of purchase is given.

        KMI or the general partner, as the case may be, may exercise its right to make the optional purchase by giving notice to the transfer agent for the shares and for the common units of its election to make the optional purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to cause the transfer agent to mail that notice of the purchase to the record holders of our shares.

        If either elects to purchase either our shares or the combination of the common units and our shares, KMI and, if applicable, the general partner, will deposit the aggregate purchase price for the shares and the common units, as the case may be, with the respective transfer agents. On and after the date set for the purchase, the holders of the shares or the common units, as the case may be, will have no rights as holders of shares or common units, except to receive the purchase price, and their shares or common units will be deemed to be transferred to KMI, or the general partner in the case of the common units, for all purposes.

        KMI will comply with Rule 13e-3 under the Exchange Act if it makes an optional purchase.

Mandatory Purchase

        General.    Under the terms of the KMI purchase provisions, upon the occurrence of any of the following mandatory purchase events, KMI will be required to purchase for cash all of our shares that it and its affiliates do not own at a purchase price equal to the higher of the average market price for the shares and the average market price for common units as determined for the ten-day trading period immediately prior to the date of the applicable event.

        A mandatory purchase event means any of the following:

  •
  the first day on which the aggregate distributions or other payments by KMP on the common units, other than distributions or payments made in common units or in securities which have in all material respects the same rights and privileges as common units but including distributions or payments made pursuant to an issuer tender offer by KMP, during the immediately preceding 360-day period exceed 50% of the average market price of a common unit during the ten consecutive trading day period ending on the last trading day prior to the first day of that 360-day period.

  •
  the occurrence of an event resulting in KMI and its affiliates ceasing to be the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, of more than 50% of the total voting power of all shares of capital stock of the general partner of KMP, unless:

  •
  the event results in another person becoming the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of KMP;

  •
  that other person is organized under the laws of a state in the United States;

  •
  that other person has long term unsecured debt with an investment grade credit rating, as determined by Moody's Investor Services, Inc. and Standard & Poor's Rating Service, immediately prior to the event; and

    •
    that other person assumes all obligations of KMI to us and to the owners of the shares under the purchase provisions and the tax indemnification agreement.

  •
  the merger of KMP with or into another person in any case where KMP is not the surviving entity, or the sale of all or substantially all of the assets of KMP and its subsidiaries, taken as a whole, to another person, unless in the transaction:

  •
  the owners of common units receive in exchange for their common units a security of such other person that has in all material respects the same rights and privileges as the common units;

  •
  we receive in exchange for all of the i-units a security of such other person that has in all material respects the same rights and privileges as the i-units;

  •
  no consideration is received by an owner of common units other than securities that have in all material respects the same rights and privileges as the common units and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit during the ten trading day period ending immediately prior to the date of execution of the definitive agreement for the transaction; and

  •
  no consideration is received by the owners of i-units other than securities of such other person that have in all material respects the same rights and privileges as the i-units.

        Procedure.    Within three business days following any event requiring a mandatory purchase by KMI, KMI will mail or deliver to the transfer agent for mailing to each holder of record of the shares on the earlier of the date of the purchase event and the most recent practicable date, a notice stating:

  •
  that a mandatory purchase event has occurred and that KMI will purchase such holder's shares for the purchase price described above;

  •
  the circumstances and relevant facts regarding the mandatory purchase event;

  •
  the dollar amount per share of the purchase price;

  •
  the purchase date, which shall be no later than five business days from the date such notice is mailed; and

  •
  the instructions a holder must follow in order to have the holder's shares purchased.

        On or prior to the date of the purchase, KMI will irrevocably deposit with the transfer agent funds sufficient to pay the purchase price. Following the purchase date, a share owned by any person other than KMI and its affiliates will only represent the right to receive the purchase price.

        For purposes of the optional and mandatory purchase provisions, including the definitions of the mandatory purchase events, KMI will be deemed to include KMI, its successors by merger, and any entity that succeeds to KMI's obligations under the purchase provisions and the tax indemnification agreement in connection with an acquisition of all or substantially all of the assets of KMI.

        KMI will comply with Rule 13e-3 under the Exchange Act in connection with the occurrence of a mandatory purchase event.

Tax Indemnity of KMI

        We have a tax indemnification agreement with KMI. Pursuant to this agreement, KMI agreed to indemnify us for any tax liability attributable to our formation or our management and control of KMP, and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes.

Transfer Agent and Registrar

        Our transfer agent and registrar for the shares is Computershare Inc. It may be contacted at 525 Washington Blvd., Jersey City, New Jersey 07310.

        The transfer agent and registrar may at any time resign, by notice to us, or be removed by us. That resignation or removal would become effective upon the appointment by us of a successor transfer agent and registrar and its acceptance of that appointment. If no successor has been appointed and accepted that appointment within 30 days after notice of that resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Replacement of Share Certificates

        We will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by us or by the transfer agent.

Fractional Shares

        We will make distributions of additional shares, including fractional shares. Records of fractional interests held by the holders of shares will be maintained by the Depositary Trust Company or the broker or other nominees through whom you hold your shares. You will be able to sell such fractional shares on the New York Stock Exchange only when they equal, in the aggregate, whole shares. Certificates representing fractional shares will not be issued under any circumstances. Fractional shares will receive distributions when distributions are made on our shares. All fractional shares will be rounded down, if necessary, and stated in six decimal places.

DESCRIPTION OF THE I-UNITS

        The i-units are a separate class of limited partner interests in KMP. All the i-units will be owned by us and will not be publicly traded. A number of the covenants in our limited liability company agreement and in KMP's partnership agreement affect us as the holder of i-units. For a description of the material covenants, see "Description of Our Shares—Covenants."

Voting Rights

        Owners of i-units generally vote together with the common units and Class B units as a single class and sometimes vote as a class separate from the holders of common units and Class B units. The i-units have the same voting rights as the common units and Class B units voting together as a single class on the following matters:

  •
  a sale or exchange of all or substantially all of KMP's assets;

  •
  the election of a successor general partner in connection with the removal of the general partner;

  •
  a dissolution or reconstitution of KMP;

  •
  a merger of KMP; and

  •
  some amendments to the partnership agreement, including any amendment that would cause KMP to be treated as a corporation for income tax purposes.

        The i-units vote separately as a class on the following:

  •
  Amendments to the KMP partnership agreement that would have a material adverse effect on the rights or preferences of the holders of the i-units in relation to the other classes of units. This kind of an amendment requires the approval of two-thirds of the outstanding i-units other than the number of i-units corresponding to the number of shares owned by KMI and its affiliates.

  •
  The approval of the withdrawal of the general partner in some circumstances or the transfer to a non-affiliate of all of its interest as a general partner. These matters require the approval of a majority of the outstanding i-units other than the number of i-units corresponding to the number of shares owned by KMI and its affiliates.

        In all cases, i-units will be voted in proportion to the affirmative and negative votes, abstentions and non-votes of owners of our shares.

        For further information regarding the voting rights of i-units and shares of Kinder Morgan Management, LLC, see "Description of Our Shares—Limited Voting Rights."

Distributions and Payments

        The number of i-units distributed to us by KMP is based upon the amount of cash to be distributed by KMP to an owner of a common unit. KMP distributes to us a number of i-units equal to the number of shares distributed by us.

        Typically, if cash is paid to the holders of common units, we, as the owner of i-units, receive additional i-units or fractions of i-units instead of cash. The fraction of an i-unit received per i-unit owned by us is determined as if the cash payment on the common unit were a cash distribution.

        If additional units are distributed to the owners of common units, as the owner of i-units, we receive an equivalent amount of units based on the number of i-units that we own.

Merger, Consolidation or Sale of Assets

        In the case of any of the following events:

  •
  any consolidation or merger of KMP with or into another person,

  •
  any consolidation or merger of another person into KMP, except a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of the outstanding common units of KMP, or

  •
  any sale or other disposition of all or substantially all the properties and assets of KMP,

if the owners of the common units receive cash in the transaction, a distribution on each i-unit will be made in additional i-units or fractions of i-units determined by dividing the cash received on a common unit by the average market price of one of our shares determined for a ten consecutive day trading period ending immediately prior to the effective date of the transaction, except that in the case of a liquidation, as the owner of the i-units, we will receive the distribution provided pursuant to the liquidation provisions in KMP's partnership agreement.

United States Federal Income Tax Characteristics and Distribution Upon Liquidation of KMP

        The i-units we own generally will not be allocated income, gain, loss or deduction until such time as there is a liquidation of KMP. Therefore, we do not anticipate that we will have material amounts of taxable income resulting from our ownership of the i-units unless we enter into a sale or exchange of the i-units or KMP is liquidated.

        Upon the liquidation of KMP, KMI is generally obligated to purchase all of our outstanding shares at a price equal to the higher of the average market price for the shares and the average market price of the common units. If KMI fails to do so, then, as described below, the value of your shares will depend on the amount of the liquidating distribution received by us as the owner of the i-units and the taxes we incur as a result of that liquidation.

        The liquidating distribution per i-unit may be less than the liquidating distribution received per common unit. The liquidating distribution for each i-unit and common unit will depend upon the relative per unit capital accounts of the i-units and the common units at liquidation. It is anticipated that over time the capital account per common unit will exceed the capital account per i-unit because the common units will be allocated income and gain prior to liquidation, but the i-units will not. At liquidation, it is intended that each i-unit will be allocated income and gain in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. However, there may not be sufficient amounts of income and gain at liquidation to cause the capital account of an i-unit to be increased to that of a common unit. In that event, the liquidating distribution per common unit will exceed the liquidating distribution per i-unit.

        As a result of the allocation of income and gain to the i-units upon a liquidation, we will be required to pay taxes on that income and gain. Thus, in the event income and gain is allocated to us, then, because of taxes we pay, shareholders will receive less than the holders of the common units.

        Because of these factors, and if KMI fails to purchase our shares as described above, the value of our shares likely will be lower than the value of the common units upon the liquidation of KMP.

MODIFICATION OF FIDUCIARY DUTIES OWED TO
OUR SHAREHOLDERS AND TO THE OWNERS OF UNITS

        The fiduciary duties owed to you by our board of directors are prescribed by Delaware law and our limited liability company agreement. Similarly, the fiduciary duties owed to the owners of units of KMP by the general partner of KMP are prescribed by Delaware law and its partnership agreement. The Delaware Limited Liability Company Act and the Delaware Limited Partnership Act provide that Delaware limited liability companies and Delaware limited partnerships, respectively, may, in their limited liability company agreements and partnership agreements, as applicable, restrict the fiduciary duties owed by the board of directors to us and our shareholders and by the general partner to the limited partnership and the limited partners.

        Our limited liability company agreement and the KMP partnership agreement contain various provisions restricting the fiduciary duties that might otherwise be owed. The following is a summary of the material restrictions of the fiduciary duties owed by our board of directors to us and our shareholders and by Kinder Morgan G.P., Inc., the general partner of KMP, to the partnership and its limited partners. Any fiduciary duties owed to you by KMI and its affiliates, as the beneficial owner of all our voting shares, are similarly restricted or eliminated.

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, unless the limited liability company agreement or partnership agreement provides otherwise, would generally require a manager or general partner to act for the limited liability company or limited partnership, as applicable, in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a limited liability company agreement or partnership agreement providing otherwise, would generally prohibit a manager of a Delaware limited liability company or a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Our limited liability company agreement modifies these standards

Our limited liability company agreement contains provisions that prohibit the shareholders from advancing claims arising from conduct by our board of directors that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our limited liability company agreement permits the board of directors to make a number of decisions in its "sole discretion." This entitles the board of directors to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any shareholder. KMI, its affiliates, and their officers and directors who are also our officers or directors are not required to offer to us any business opportunity.

Except as set out in our limited liability company agreement, our directors, KMI and their affiliates have no obligations, by virtue of the relationships established pursuant to that agreement, to take or refrain from taking any action that may impact us or our shareholders. In addition to the other more specific provisions limiting the obligations of our board of directors, our limited liability company agreement further provides that our board of directors will not be liable for monetary damages to us, our shareholders or any other person for any acts or omissions if our board of directors acted in good faith.

KMP's limited partnership agreement modifies these standards

The limited partnership agreement of KMP contains provisions that prohibit its limited partners from advancing claims arising from conduct by KMP's general partner that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the limited partnership agreement of KMP permits the general partner of the partnership to make a number of decisions in its "sole discretion." This entitles the general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, the partnership, its affiliates or any limited partner. KMI, its affiliates and their officers and directors who are also our officers or directors or officers or directors of the general partner of KMP are not required to offer to the partnership any business opportunity. The general partner of KMP is permitted to attempt to avoid personal liability in connection with the management of KMP, pursuant to the partnership agreement. The partnership agreement provides that the general partner does not breach its fiduciary duty even if the partnership could have obtained more favorable terms without limitations on the general partner's liability.

The partnership agreement of KMP contains provisions that allow the general partner to take into account the interests of parties in addition to KMP in resolving conflicts of interest, thereby limiting its fiduciary duty to the partnership and the limited partners. The partnership agreement also provides that in the absence of bad faith by the general partner, the resolution of a conflict by the general partner will not be a breach of any duty. Also, the partnership agreement contains provisions that may restrict the remedies available to limited partners for actions taken that might, without such limitations, constitute breaches of fiduciary duty. In addition to the other more specific provisions limiting the obligations of the general partner, the partnership agreement provides that the general partner, its affiliates and their respective officers and directors will not be liable for monetary damages to the partnership, its limited partners or any other person for acts or omissions if the general partner, affiliate or officer or director acted in good faith. We or the general partner may request that the conflicts and audit committee of the general partner's board of directors review and approve the resolution of conflicts of interest that may arise between KMI or its subsidiaries, on the one hand, and KMP, on the other hand.

All of these provisions in the KMP partnership agreement relating to the general partner apply equally to us as the delegate of the general partner.

        By becoming one of our shareholders, a shareholder agrees to be bound by the provisions in our limited liability company agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Liability Company Act favoring the principle of freedom of contract and the enforceability of limited liability company agreements. It is not necessary for a shareholder to sign our limited liability company agreement in order for the limited liability company agreement to be enforceable against that person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective owners of shares and, unless otherwise noted in the following discussion, is the opinion of our counsel, Bracewell & Giuliani LLP, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code ("Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Kinder Morgan Management, LLC.

        The following discussion does not comment on all U.S. federal income tax matters affecting us, KMP or the owners of shares. Moreover, the discussion focuses on owners of shares who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other shareholders subject to specialized tax treatment, such as financial institutions, insurance companies, real estate investment trusts (REITs), dealers and persons entering into hedging transactions. Accordingly, we urge each prospective owner of shares to consult, and depend on, his own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to him of the ownership or disposition of shares.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Bracewell & Giuliani LLP and are based on the accuracy of the representations made by us and, where applicable, KMP and its general partner.

        No ruling has been or will be requested from the Internal Revenue Service (the "IRS") regarding any matter affecting us or prospective owners of shares. Instead, we will rely on opinions of Bracewell & Giuliani LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for shares and the prices at which shares trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne directly or indirectly by us and the owners of shares. Furthermore, the tax treatment of us or KMP or of an investment in us or KMP may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

U.S. Federal Income Tax Consequences Associated with the Ownership and Disposition of Shares

Kinder Morgan Management, LLC's Status as a Corporation For U.S. Federal Income Tax Purposes

        An election has been made with the IRS to treat us as a corporation for U.S. federal income tax purposes. Thus, we are subject to U.S. federal income tax on our taxable income at tax rates up to 35%. Additionally, in certain instances we could be subject to the alternative minimum tax of 20% on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular tax.

        The terms of the i-units provide that the i-units owned by us are not entitled to allocations of income, gain, loss or deduction of KMP until such time as KMP is liquidated. Thus, we do not anticipate that we will have material amounts of either taxable income or alternative minimum taxable income resulting from our ownership of the i-units, unless we dispose of the i-units in a taxable transaction or KMP is liquidated. Please read "—U.S. Federal Income Tax Consequences Associated with the Ownership of i-units."

Tax Consequences of Share Ownership

        No Flow-Through of Our Taxable Income.    Because we are treated as a corporation for U.S. federal income tax purposes, an owner of shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction.

        Distributions of Additional Shares.    Under the terms of our limited liability company agreement, except in connection with our liquidation, we will not make distributions of cash in respect of shares but rather will make distributions of additional shares. Because these distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of shares for U.S. federal income tax purposes. As each owner of shares receives additional shares, he will be required to allocate his basis in his shares in the manner described below. Please read "—Basis of Shares."

        Basis of Shares.    An owner's initial tax basis for his shares will be the amount paid for them. As additional shares are distributed to an owner of shares, he will be required to allocate his tax basis in his shares equally between the old shares and the new shares received. If the old shares were acquired for different prices, and the owner can identify each separate lot, then the basis of each old lot of shares can be used separately in the allocation to the new shares received with respect to the identified old lot. If an owner of shares cannot identify each lot, then he must use the first-in first-out tracing approach. A shareholder cannot use the average cost for all lots for this purpose.

        Disposition of Shares.    Gain or loss will be recognized on a sale or other disposition of shares, whether to a third party or to KMI pursuant to the KMI purchase provisions or in connection with the liquidation of us, equal to the difference between the amount realized and the owner's tax basis for the shares sold or otherwise disposed of. An owner's amount realized will be measured by the sum of the cash and the fair market value of other property received by him.

        Except as noted below, gain or loss recognized by an owner of shares, other than a "dealer" in shares, on the sale or other disposition of a share generally will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of shares held more than twelve months generally will be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate), subject to the discussion below relating to straddles. In addition, beginning after December 31, 2012, all or a portion of the gain realized by an individual on the sale or other disposition of a share, regardless of whether the share was held for more than twelve months, generally will be subject to a 3.8% Medicare tax. Capital gain recognized by a corporation on the sale of shares generally will be taxed at a maximum rate of 35%. Net capital losses may offset capital gains and no more than $3,000 of ordinary income in the case of individuals, and may be used to offset only capital gains in the case of corporations.

        Capital gain treatment may not result from a sale of shares to KMI pursuant to the KMI purchase provisions or otherwise if a single shareholder of us or our shareholders as a group own 50% or more of the stock of KMI. In that case, if either we or KMI has earnings and profits, then the amount received by a seller of shares may be taxed as a dividend to the extent of his portion of those earnings and profits, but only if the seller sells less than all of his shares or is a shareholder of KMI after applying the ownership attribution rules.

        For purposes of determining whether capital gains or losses on the disposition of shares are short term or long term, subject to the discussion below relating to straddles, an owner's holding period begins the day after the date he purchases shares. As additional shares are distributed to him, the holding period of each new share received also will include the period for which the owner held the old shares to which the new share relates.

        Because the purchase rights in respect of the shares arise as a result of an agreement other than solely with us, these rights do not appear to constitute inherent features of the shares for U.S. federal income tax purposes. Please read "Description of Our Shares—Optional Purchase," and "—Mandatory Purchase." As such, it is possible that the IRS would assert that shares and the related purchase rights constitute a straddle for U.S. federal income tax purposes to the extent that those rights are viewed as resulting in a substantial diminution of a share purchaser's risk of loss from owning his shares. In that case, any owner of shares who incurs interest or other carrying charges that are allocable to the shares (as would be the case if the owner finances his acquisition of shares with debt) would have to capitalize those interest or carrying charges to the basis of the related shares and purchase rights rather than deducting those interest or carrying charges currently. In addition, the holding period of the shares would be suspended, resulting in short-term capital gain or loss (generally taxed at ordinary income rates) upon a taxable disposition, even if the shares were held for more than twelve months. However, we believe that the purchase rights have minimal value and do not result in a substantial diminution of a share purchaser's risk of loss from owning shares. Accordingly, the shares and the related purchase rights should not constitute a straddle for U.S. federal income tax purposes and, therefore, should not result in any suspension of an owner's holding period or interest and carrying charge capitalization; although, there can be no assurance that the IRS or the courts would agree with this conclusion.

        Investment in Shares by Tax-Exempt Investors, Regulated Investment Companies and Non-U.S. Persons.    Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts (IRAs), and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Because we will be treated as a corporation for U.S. federal income tax purposes, an owner of shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction. Therefore, a tax-exempt investor will not have unrelated business taxable income attributable to its ownership or sale of shares, unless its ownership of the shares is debt financed. In general, a share would be debt financed if the tax-exempt investor incurs debt to acquire a share or otherwise incurs or maintains a debt that would not have been incurred or maintained if that share had not been acquired.

        A regulated investment company, or "mutual fund," is required to derive at least 90% of its gross income for every taxable year from qualifying income. As stated above, an owner of shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction. Thus, ownership of shares will not result in income which is not qualifying income to a mutual fund. Furthermore, any gain from the sale or other disposition of the shares, and the associated purchase rights, will qualify for purposes of the 90% test. Finally, shares, and the associated purchase rights, will constitute qualifying assets to mutual funds, which also must own qualifying assets representing at least 50% of the value of their totals assets at the end of each quarter.

        Because distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of shares for U.S. federal income tax purposes. Therefore, no withholding taxes will be imposed on distributions of additional shares to nonresident alien individuals and foreign corporations, trusts or estates. A non-U.S. owner of shares generally will not be subject to U.S. federal income tax or subject to withholding on any gain recognized on the sale or other disposition of shares unless:

  •
  the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. owner and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of that owner (and, in which case, if the owner is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

  •
  the non-U.S. owner is a nonresident alien individual who holds the shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes.

        We believe that we are a USRPHC for U.S. federal income tax purposes. Therefore, any gain on the sale or other disposition of shares by a non-U.S. owner will be subject to U.S. federal income tax, unless the shares are regularly traded on an established securities market and the non-U.S. owner has not actually or constructively held more than 5% of the shares at any time during the shorter of the five-year period preceding the disposition or that owner's holding period. Our shares currently trade on an established securities market.

U.S. Federal Income Tax Consequences Associated with the Ownership of i-units

        A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to it by the partnership. Distributions of cash by a partnership to a partner generally are not taxable to the partner, unless the amount of cash distributed to the partner is in excess of its adjusted basis in its partnership interest.

        With respect to the i-units owned by us, the KMP partnership agreement provides that no allocations of income, gain, loss or deduction will be made in respect of the i-units until such time as there is a liquidation of KMP. If there is a liquidation of KMP, it is intended that we will receive allocations of income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. The aggregate capital account of our i-units will not be increased as a result of our ownership of additional i-units.

        Thus, each additional i-unit we own after a cash distribution to other unitholders generally will represent the right to receive additional allocations of such income and gain, or deduction and loss, on the liquidation of KMP. As a result, we likely would realize taxable income or loss upon the liquidation of KMP. However, no assurance can be given that there will be sufficient amounts of income and gain to cause the capital account attributable to each i-unit to be equal to that of a common unit. If they are not equal, we will receive less value than would be received by a holder of common units upon such a liquidation. We also would likely realize taxable income or loss upon any sale or other disposition of our i-units.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource, including crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. KMP estimates that, as of the date of this prospectus, more than 90% of its current gross income is qualifying income. Based upon and subject to this estimate, the factual representations made by us, KMP and its general partner and a review of the applicable legal authorities, Bracewell & Giuliani LLP is of the opinion that at least 90% of KMP's current gross income constitutes qualifying income. The portion of KMP's income that is qualifying income may change from time to time.

        The anticipated benefit of an investment in our shares depends largely on the treatment of KMP as a partnership for U.S. federal income tax purposes. No ruling has been or will be sought from the IRS, and the IRS has made no determination as to KMP's status as a partnership for U.S. federal income tax purposes or whether KMP's operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Bracewell & Giuliani LLP on such matters. It is the opinion of Bracewell & Giuliani LLP that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, KMP has been, is and will continue to be treated as a partnership for U.S. federal income tax purposes.

        In rendering its opinion, Bracewell & Giuliani LLP has relied on the following factual representations made by us, KMP and its general partner:

  •
  neither KMP nor any of its operating partnerships has elected or will elect to be treated as a corporation for U.S. federal income tax purposes;

  •
  for each taxable year, more than 90% of KMP's gross income has been and will be income that Bracewell & Giuliani LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

  •
  each hedging transaction that KMP treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or will be held by KMP in activities that Bracewell & Giuliani LLP has opined or will opine result in qualifying income.

        If KMP fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may require KMP to make adjustments with respect to its unitholders or pay other amounts, KMP will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it failed to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to its unitholders in liquidation of their interests in KMP. This deemed contribution and liquidation should be tax-free to unitholders and KMP so long as, at that time, KMP does not have liabilities in excess of the tax basis of its assets. Thereafter, KMP would be treated as a corporation for U.S. federal income tax purposes.

        If KMP were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and its net income would be taxed to it at corporate rates. In addition, any distribution made to a unitholder, including distributions of additional i-units to us, would be treated as either taxable dividend income, to the extent of KMP's current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his units, or taxable capital gain, after the unitholder's tax basis in his units is reduced to zero. In addition, the cash available for distribution to a common unitholder would be substantially reduced, which would reduce the values of i-units distributed quarterly to us and our shares distributed quarterly to you. Accordingly, KMP's treatment as a corporation would result in a substantial reduction of the value of our shares.

        THE PRECEDING SUMMARY OF VARIOUS U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SHARES IS SOLELY FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THIS SUMMARY DOES NOT ADDRESS ALL THE TAX CONSEQUENCES THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER IN LIGHT OF THE HOLDER'S INVOLVEMENT WITH THE ISSUER OR OTHER CIRCUMSTANCES. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE SHARES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

ERISA CONSIDERATIONS

        The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, commonly known as "ERISA," and the prohibited transaction provisions of section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser of shares. The discussion does not purport to deal with all aspects of ERISA or section 4975 of the Internal Revenue Code or, to the extent not pre-empted by ERISA, state law that may be relevant to particular employee benefit plans (including plans subject to Title I of ERISA, other employee benefit plans and individual retirement accounts subject to the prohibited transaction provisions of section 4975 of the Internal Revenue Code, and governmental plans and church plans that are exempt from ERISA and section 4975 of the Internal Revenue Code 4975 but that may be subject to state law and other Internal Revenue Code requirements) in light of their particular circumstances.

        The discussion is based on current provisions of ERISA and the Internal Revenue Code, existing and currently proposed regulations under ERISA and the Internal Revenue Code, the legislative history of ERISA and the Internal Revenue Code, existing administrative rulings of the Department of Labor, referred to as the "DOL," and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

        A fiduciary making a decision to invest in the shares on behalf of a prospective purchaser that is an employee benefit plan, a tax-qualified retirement plan, or an individual retirement account, commonly called an "IRA," is advised to consult its own legal advisor regarding the specific considerations arising under ERISA, section 4975 of the Internal Revenue Code, and state law (to the extent not pre-empted by ERISA) with respect to the purchase, ownership, sale or exchange of the shares by such plan or IRA. A fiduciary should also consider the entire discussion under the preceding section entitled "Material U.S. Federal Income Tax Consequences," as material contained therein is relevant to any decision by a plan to purchase the shares.

        Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to Title I of ERISA, known as an "ERISA Plan," should consider carefully whether an investment by the ERISA Plan in the shares is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investments to be (1) prudent and in the best interests of the ERISA Plan, its participants, and its beneficiaries, (2) for the exclusive purpose of providing benefits to participants and their beneficiaries, (3) diversified in order to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so, and (4) authorized under the terms of the ERISA Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow, and funding requirements of the ERISA Plan's portfolio.

        The fiduciary of an IRA, or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees, referred to as a "Non-ERISA Plan," should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

        Fiduciaries of ERISA Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making their investment decision. Sales and other transactions between an ERISA Plan, IRA or Non-ERISA Plan, and persons related to it ("parties in interest" or "disqualified persons"), are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA Plan or Non-ERISA Plan may cause a wide range of other persons to be treated as parties in interest or disqualified persons with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA Plans, may also result in the imposition of an excise tax under section 4975 of the Internal Revenue Code or a penalty under ERISA upon the party in interest or disqualified person with respect to the plan. If the disqualified person who engages in a prohibited transaction with respect to an IRA is the individual on behalf of whom the IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed on account of the prohibited transaction). In addition, a fiduciary who permits an ERISA Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the ERISA Plan for any loss the ERISA Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction. Fiduciaries considering an investment in our securities should consult their own legal advisors as to whether the ownership of shares involves a prohibited transaction.

        The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code apply to an entity because one or more investors in the equity interests in the entity is an ERISA Plan or is a Non-ERISA Plan or IRA subject to section 4975 of the Internal Revenue Code. An ERISA Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

        Regulations of the DOL defining "plan assets," referred to as the "Plan Asset Regulations," generally provide that when an employee benefit plan acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, unless one or more exceptions specified in the Plan Asset Regulations are satisfied, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, and therefore any person who exercises authority or control respecting the management or disposition of such underlying assets, and any person who provides investment advice with respect to such assets for a fee (direct or indirect), is a fiduciary of the investing plan.

        The Plan Asset Regulations define a publicly-offered security as a security that is "freely transferable," part of a class of securities that is "widely held" and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The Plan Asset Regulations provide that a class of securities is "widely held" only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A class of securities will not fail to be widely held solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances.

        We believe that the shares meet the criteria of publicly-offered securities under the Plan Asset Regulations. We believe the shares are held beneficially by more than 100 independent persons. There are no restrictions, within the meaning of the Plan Asset Regulations, imposed on the transfer of shares and the shares are registered under the Exchange Act.

        The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable state laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions or other violations, plan fiduciaries contemplating a purchase of the shares should consult with their own counsel regarding the consequences of such purchases under ERISA, the Internal Revenue Code and state laws.

SELLING SHAREHOLDERS

        In addition to covering the offering of shares by us, this prospectus covers the offering for resale of shares by selling shareholders. The applicable prospectus supplement will set forth, with respect to each selling shareholder:

  •
  the name of the selling shareholder;

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  the nature of any position, office or other material relationship which the selling shareholder will have had during the prior three years with us or any of our predecessors or affiliates;

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  the number of shares owned by the selling shareholder prior to the offering;

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  the number of shares to be offered for the selling shareholder's account; and

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  the number of shares and (if one percent or more) the percentage of our shares to be owned by the selling shareholder after completion of the offering.

PLAN OF DISTRIBUTION

        We or selling shareholder may sell our shares through underwriters or dealers in firm commitment underwritings.

        The shares offered will be acquired by the underwriters for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares offered will be subject to certain conditions. The underwriters will be obligated to purchase all the shares offered if any of the shares are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        Underwriters and dealers that participate in the distribution of the shares may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us or selling shareholders and any profit on the resale of the shares by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or dealers will be identified and their compensation will be described in a prospectus supplement.

        We may have agreements with the underwriters and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters or dealers may be required to make because of those liabilities.

        Underwriters, dealers or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

VALIDITY OF THE SECURITIES

        The validity of the securities being offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

Kinder Morgan Management, LLC

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) of Kinder Morgan Management, LLC, incorporated in this prospectus by reference to Kinder Morgan Management, LLC's Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Kinder Morgan Energy Partners, L.P.

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) of Kinder Morgan Energy Partners, L.P., incorporated in this prospectus by reference to Kinder Morgan Energy Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in Kinder Morgan Energy Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2011, is incorporated herein by reference on the authority of such firm as experts in petroleum engineering.

Kinder Morgan, Inc.

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) of Kinder Morgan, Inc. (formerly known as Kinder Morgan Holdco LLC), incorporated in this prospectus by reference to Kinder Morgan, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in Kinder Morgan, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011, is incorporated herein by reference on the authority of such firm as experts in petroleum engineering.

El Paso

        The consolidated financial statements and schedule of El Paso Corporation appearing in El Paso Corporation's Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of El Paso Corporation's internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated by reference in this prospectus, which is referred to and made a part of the Registration Statement on Form S-3 filed by Kinder Morgan Management, LLC for the registration of shares representing limited liability company interests, i-Units and purchase obligation. The report of Ernst & Young LLP on the consolidated financial statements and schedule of El Paso Corporation as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm. The financial statements referred to above are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        The consolidated financial statements of Citrus Corp. and Subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 included in El Paso Corporation's Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference herein, and the consolidated financial statements of El Paso Corporation, to the extent they relate to Citrus Corp. and Subsidiaries, are so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Information incorporated by reference in this prospectus regarding the estimated reserves attributable to certain of El Paso Corporation's natural gas and oil properties were prepared by El Paso and audited by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their report with respect thereto and is incorporated herein upon the authority of such firm as experts in petroleum engineering.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference include, and each accompanying prospectus supplement may include, forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

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  KMI's ability to complete the acquisition of El Paso;

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  failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory approvals;

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  the ability to complete the disposition of El Paso's oil and gas properties and operations on a timely or satisfactory basis;

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  KMI's ability to successfully integrate El Paso's operations and to realize synergies from the acquisition;

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  price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, electricity, coal, steel and other bulk materials and chemicals in North America;

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  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

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  changes in tariff rates charged by KMP's pipeline subsidiaries implemented by the Federal Energy Regulatory Commission, California Public Utilities Commission, Canada's National Energy Board or another regulatory agency;

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  KMP's ability to acquire new businesses and assets and integrate those operations into its existing operations, as well as its ability to expand its facilities;

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  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from KMP's terminals or pipelines;

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  KMP's ability to successfully identify and close acquisitions and make cost-saving changes in operations;

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  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use KMP's services or provide services or products to KMP;

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  changes in tax law, particularly as it relates to partnerships or other "pass-through" entities;

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  changes in crude oil and natural gas production from exploration and production areas that KMP serves, such as the Permian Basin area of West Texas, the U.S. Rocky Mountains, areas of shale gas formation and the Alberta oil sands;

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  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect KMP's business or its ability to compete;

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  changes in accounting pronouncements that impact the measurement of KMP's results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

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  our ability to offer and sell equity securities, and KMP's ability to offer and sell equity securities and its ability to sell debt securities or obtain debt financing in sufficient amounts to implement that portion of KMP's business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of its facilities;

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  KMP's indebtedness, which could make it vulnerable to general adverse economic and industry conditions, limit its ability to borrow additional funds and/or place it at competitive disadvantages compared to its competitors that have less debt or have other adverse consequences;

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  interruptions of electric power supply to KMP's facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

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  KMP's ability to obtain insurance coverage without significant levels of self-retention of risk;

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  acts of nature, sabotage, terrorism or other similar acts or accidents causing damage greater than KMP's insurance coverage limits;

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  capital and credit markets conditions, inflation and interest rates;

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  the political and economic stability of the oil producing nations of the world;

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  national, international, regional and local economic, competitive and regulatory conditions and developments;

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  KMP's ability to achieve cost savings and revenue growth;

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  foreign exchange fluctuations;

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  the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

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  the extent of KMP's success in discovering, developing and producing oil and gas reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

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  engineering and mechanical or technological difficulties that we may experience with operational equipment, in well completions and workovers, and in drilling new wells;

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  the uncertainty inherent in estimating future oil and natural gas production or reserves that KMP may experience;

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  the ability to complete expansion projects on time and on budget;

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  the timing and success of KMP's business development efforts; and

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  unfavorable results of litigation and the fruition of contingencies referred to in the notes to KMP's consolidated financial statements contained in the reports incorporated by reference into this prospectus.

        Forward-looking statements are based on our expectations and beliefs concerning future events affecting us, KMP and KMI and are subject to uncertainties and factors related to our, KMP's and KMI's respective operations and business environment, all of which are difficult to predict and many of which are beyond our control. The foregoing list should not be construed to be exhaustive. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we do not know whether these expectations will prove correct. Any or all of the forward-looking statements in this prospectus and any accompanying prospectus supplement may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors mentioned in this prospectus or any accompany prospectus supplement, including the risks outlined under the caption "Risk Factors" contained in our, KMP's and KMI's respective Exchange Act reports incorporated by reference, will be important in determining future results. Actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on our, KMP's or KMI's respective results of operations or financial condition. In view of these uncertainties, we caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.